Exhibit 5.1

(313) 465-7000 Fax: (313) 465-8000 www.honigman.com

March 25, 2015

Diplomat Pharmacy, Inc.

4100 S. Saginaw St.

Flint, Michigan 48507

Ladies and Gentlemen:

We have acted as counsel to Diplomat Pharmacy, Inc., a Michigan corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 filed pursuant to Rule 462(b)(the “462(b) Registration Statement”) and a Registration Statement on Form S-1 (Registration No. 333-202750) of the Company (as amended through the date hereof and including all exhibits thereto, the “Original Registration Statement” and together with the 462(b) Registration Statement, the “Registration Statements”), including a related prospectus filed with the Original Registration Statement (the “Prospectus”), for registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 9,821,125 of the Common Shares, no par value, of the Company (the “Common Stock”), comprised of (i) up to an aggregate of 6,821,125 shares of Common Stock to be sold by the Company, which includes 1,281,016 shares that may be sold by the Company upon exercise of the option to purchase additional shares granted to the underwriters (the “Company Shares”), and (ii) 3,000,000 shares of Common Stock to be sold by certain shareholders of the Company (the “Selling Shareholder Shares,” and together with the Company Shares, the “Shares”). The Shares are to be sold to the underwriters for resale to the public as described in the Registration Statements and pursuant to the underwriting agreement referred to in the Registration Statements (the “Underwriting Agreement”).

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that (i) the Company Shares covered by the Registration Statements have been duly authorized by the Company and, when issued and sold by the Company as described in the Registration Statements and in the manner set forth in the Underwriting Agreement, against payment therefore, will be validly issued, fully paid and non-assessable, and (ii) the Selling Shareholder Shares covered by the Registration Statements have been duly authorized by the Company, and are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Original Registration Statement incorporated by reference into the 462(b) Registration Statement.  In giving such consents, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission under the Securities Act.

Very truly yours,

/S/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

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